EXECUTION COPY

NOTE PURCHASE AGREEMENT

BY AND BETWEEN

     SUN MICROSYSTEMS, INC., THE PURCHASERS NAMED HEREIN, KOHLBERG KRAVIS ROBERTS & CO., L.P.

AND

KKR PEI INVESTMENTS, L.P.

January 23, 2007

		EXECUTION COPY
	Table of Contents

1. Definitions		1

2. Authorization, Purchase and Sale of Notes		7
2.1	Authorization, Purchase and Sale	7
2.2	Closing	7
3. Representations and Warranties of the Company		7
3.1	Organization and Power	7
3.2	Capitalization	8
3.3	Authorization	8
3.4	Valid Issuance	9
3.5	No Conflict	9
3.6	Consents	9
3.7	SEC Reports; Financial Statements.	10
3.8	Absence of Certain Changes	10
3.9	Absence of Litigation	10
3.10 Compliance with Law		11
3.11 Intellectual Property		11
3.12 Employee Benefits		11
3.13 Taxes		11
3.14 Nasdaq Stock Market		12
3.15 Company Not an “Investment Company.”		12
3.16 General Solicitation; No Integration		12
4. Representations and Warranties of Each Purchaser		12
4.1	Organization	12
4.2	Authorization	12
4.3	No Conflict	13
4.4	Consents	13
4.5	Absence of Litigation	13
4.6	Purchasers’ Financing	14
4.7	Brokers	14
4.8	Purchase Entirely for Own Account	14
4.9	Investor Status	14
4.10 Securities Not Registered		14
5. Covenants		14
5.1	HSR Approval	15
5.2	Shares Issuable Upon Conversion	15
5.3	PORTAL and CUSIPs	15
5.4	Further Assurances	16
5.5	Board Designee	16

	EXECUTION COPY
5.6	Standstill	17
6. Conditions Precedent		20
6.1	Conditions to the Obligation of the Purchasers to Consummate the Closing	20
6.2	Conditions to the Obligation of the Company to Consummate the Closing	21
7. Transfer of the Securities		21
7.1	Transfer Restrictions	22
8. Termination		23
8.1	Conditions of Termination	24
8.2	Effect of Termination	24
9. Miscellaneous Provisions		24
9.1	Public Statements or Releases	24
9.2	Interpretation	24
9.3	Notices	24
9.4	Severability	26
9.5	Governing Law	26
9.6	Waiver	27
9.7	Expenses; Transaction Fee	27
9.8	Assignment	27
9.9	Confidential Information	28
9.10 Third Parties		28
9.11 Counterparts		28
9.12 Entire Agreement; Amendments		28
9.13 Survival		29

Exhibits

Exhibit A	Purchasers
Exhibits B-1 and B-2	Forms of Indentures (including Forms of Notes)
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Legal Opinion

     This NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of January 23, 2007, by and among Sun Microsystems, Inc., a Delaware corporation (the “Company”), the purchasers named in Exhibit A attached hereto (each, a “Purchaser” and collectively, the “Purchasers”), solely for purposes of Article 1, Sections 5.5, 5.6 and 7.1 and Article 9 hereof, Kohlberg Kravis Roberts & Co., L.P. (“Sponsor”) and solely for purposes of Section 4.6 hereof, KKR PEI Investments, L.P (“KKR PEI”).

     WHEREAS, the Company has authorized the issuance of up to $350 million aggregate principal amount of its 0.625% Convertible Senior Notes due 2012 (the “2012 Notes”) and up to $350 million aggregate principal amount of its 0.750% Convertible Senior Notes due 2014 (the “2014 Notes” and together with the 2012 Notes, the “Notes”) to be issued in accordance with the terms and conditions of the Indenture for the 2012 Notes and the Indenture for the 2014 Notes, respectively, in the forms attached hereto as Exhibit B-1 and Exhibit B-2 (the “Indentures”), respectively, which Notes shall be convertible in part into authorized but unissued shares of common stock, $0.00067 par value per share, of the Company (the “Common Stock”);

     WHEREAS, the Company desires to issue and sell to the Purchasers pursuant to this Agreement, and each Purchaser, severally, desires to purchase from the Company the aggregate principal amount of Notes as is set forth opposite its name in Exhibit A hereto;

     NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Definitions

     . As used in this Agreement, the following terms shall have the following respective meanings:

     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, provided, that each Affiliated Entity, each Sponsor Purchaser and each Affiliate of an Affiliated Entity or a Sponsor Purchaser shall be deemed (except as specifically provided in Section 5.6(f) and Section 7.1(c) hereof) to be an Affiliate of Sponsor.

     “Affiliated Entity” shall mean any investment fund or holding company formed for investments purposes that is primarily managed, advised or serviced by Sponsor or by an Affiliate of Sponsor, including but not limited to KKR PEI and its Subsidiaries.

“Agreement” has the meaning set forth in the recitals hereof.

“Bank Purchaser” means Citibank, N.A

     “Bank Purchaser Transfer Event” shall mean (i) an exercise of the Bank Purchaser's rights under Section 7 of the Security Agreements, (ii) an exercise of the Bank Purchaser's rights under

Section 5(b) of a Swap Agreement upon a default under such agreement (a “Swap Default”) or (iii) the occurrence of the Scheduled Termination Date with respect to a Swap Agreement.

     “Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a Person shall be deemed to be the beneficial owner of a security if that Person has the right to acquire beneficial ownership of such security at any time.

     “Benefit Plan” or “Benefit Plans” shall mean employee benefit plans as defined in Section 3(3) of ERISA and all other employee benefit practices or arrangements, including, without limitation, any such practices or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute for employees or former employees.

“Board Designee” has the meaning set forth in Section 5.5(a) hereof. “Board of Directors” means the Board of Directors of the Company. “Call Option” has the meaning set forth in Section 3.2(b) hereof. “Closing” has the meaning set forth in Section 2.2 hereof. “Closing Date” has the meaning set forth in Section 2.2 hereof. “Code” means the Internal Revenue Code of 1986, as amended. “Common Stock” has the meaning set forth in the recitals hereof. “Company” has the meaning set forth in the recitals hereof.

“Confidential Information” has the meaning set forth in Section 9.9 hereof.

     “Control” (including the terms “controlling” “controlled by” and “under common control with”) with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Designee Termination Date” has the meaning set forth in Section 5.5(c) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.7(b) hereof.

“GAAP” has the meaning set forth in Section 3.7(b) hereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indentures” has the meaning set forth in Section 6.1(e) hereof.

      “Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (i) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof; (iii) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof; and (iv) all confidential and proprietary information or non-public discoveries, concepts, ideas, research and development, technology, software, know-how, formulae, inventions, trade secrets, compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents.

“KKR PEI” has the meaning set forth in the recitals hereof.

     “Material Adverse Effect” means such facts, circumstances, events or changes that are, individually or in the aggregate, materially adverse to (i) the business, financial condition, assets or continuing operations of the Company and its Subsidiaries taken as a whole or (ii) the Company’s ability to perform its obligations under this Agreement, but shall not include facts, circumstances, events or changes (a) generally affecting any of the industries in which the Company, taken together with its Subsidiaries, operates, in the United States or elsewhere in the world or the economy or the financial or securities markets in the United States or elsewhere in the world, in each case, except to the extent such facts, circumstances, events or changes disproportionately affect the Company and its Subsidiaries; (b) resulting from changes in applicable legal requirements, GAAP or accounting standards; (c) resulting from a change in the Company’s stock price or the trading volume in the Common Stock in and of itself or (d) resulting from a failure to meet securities analysts’ published revenue or earnings predictions for the Company in and of itself.

“NASD” means the National Association of Securities Dealers, Inc.

“Non-Investor Affiliates” has the meaning set forth in Section 5.6(f) hereof.

“Notes”, “2012 Notes” and “2014 Notes” have the meanings set forth in the recitals hereof.

      “Own” in the context of Notes shall mean (i) the right to solely control the voting or direction of the voting of such Notes and (2) bearing all or substantially all economic risk of loss or appreciation (less a fixed or floating interest rate return) in the value of, and any profit (less a fixed or floating interest rate return) derived from a transaction in, such Notes.

“Permitted Transfer” has the meaning set forth in Section 7.1(a) hereof.

     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Policy Termination Date” means the first to occur of:

(a) If a Designee Termination Date occurs after March 31, 2007, as a result of the events described in clause (v) of the definition of Designee Termination Date and if, at the time of such Designee Termination Date, there has never been a Board Designee on the Board of Directors, three months following the Closing Date;

     (b) If a Designee Termination Date occurs after March 31, 2007, as a result of the events described in clause (v) of the definition of Designee Termination Date and if, at or prior to the time of such Designee Termination Date, there has at any time been a Board Designee on the Board of Directors, three months following the occurrence of such Designee Termination Date;

     (c) If a Designee Termination Date occurs on or prior to March 31, 2007, as a result of the events described in clause (v) of the definition of Designee Termination Date, three months following the occurrence of such Designee Termination Date;

     (d) If a Designee Termination Date occurs as a result of anything other than the events described in clause (v) of the definition of Designee Termination Date, the later of (i) the date that is three months following such Designee Termination Date or (ii) the date of the resignation (other than the conditional resignation required pursuant to Section 5.5(a) hereof), retirement or removal of the Board Designee from the Board of Directors.

“Preferred Stock” has the meaning set forth in Section 3.2(a) hereof.

“Purchaser” and “Purchasers” have the meanings set forth in the recitals hereof. “Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof. “Representatives” has the meaning set forth in Section 9.9 hereof.

“Restricted Period” has the meaning set forth in Section 7.1(a) hereof. “Rights Agreement” has the meaning set forth in Section 6.1(f) hereof. “SEC” shall mean the Securities and Exchange Commission.

     “SEC Reports” means the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2006, the Company’s Proxy Statement on Schedule 14A, filed on September 20, 2006, for its 2006 Annual Meeting of Stockholders, and any Current Reports on Form 8-K filed by the Company on or after September 8, 2006, together in each case with any documents incorporated by reference therein or exhibits thereto.

     “Securities” shall mean the Notes and the Common Stock or other securities issuable upon conversion of the Notes.

     “Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

     “Security Agreements” means those two certain Security Agreements contemplated to be entered into by and between KKR PEI Solar Holdings I, Ltd., a Cayman Islands limited company, and the Bank Purchaser and KKR PEI Solar Holdings II, Ltd., a Cayman Islands limited company, and the Bank Purchaser in connection with the transactions contemplated hereby in the form provided by Sponsor to the Company concurrently with the execution of this Agreement (without giving effect to any subsequent amendment thereof unless consented to by the Company).

     “Significant Subsidiary” means, in respect of any Person, a Subsidiary of such Person that would constitute a “significant subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

“Sponsor” shall have the meaning set forth in the recitals hereof.

     “Sponsor Purchasers” shall mean the Purchasers (other than the Bank Purchaser) and their Affiliates that acquire Beneficial Ownership of Securities in a Permitted Transfer.

“Standstill Termination Date” means the first to occur of:

     (a) If a Designee Termination Date occurs after March 31, 2007, as a result of the events described in clause (v) of the definition of Designee Termination Date and if, at the time of such Designee Termination Date, there has never been a Board Designee on the Board of Directors, the date that is six months following the Closing Date;

     (b) If a Designee Termination Date occurs after March 31, 2007, as a result of the events described in clause (v) of the definition of Designee Termination Date and if, at or prior to the time of such Designee Termination Date, there has at any time been a Board Designee on the Board of Directors, the later of (i) the date that is six months following such Designee Termination Date and (ii) the date that is the first anniversary of the Closing Date;

     (c) If a Designee Termination Date occurs on or prior to March 31, 2007, as a result of the events described in clause (v) of the definition of Designee Termination Date, the date that is the first anniversary of the Closing Date; and

     (d) If a Designee Termination Date occurs as a result of anything other than the events described in clause (v) of the definition of Designee Termination Date, the latest of (i) the date that is six months following such Designee Termination Date, (ii) the date of the resignation (other than the conditional resignation required pursuant to Section 5.5(a) hereof), retirement or removal of the Board Designee from the Board of Directors and (iii) the date that is the first anniversary of the Closing Date.

     “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     “Swap Agreements” means those two letter agreements referencing “Convertible Note Total Return Swap Transaction” contemplated to be entered into by and between KKR PEI Solar Holdings I, Ltd., a Cayman Islands limited company, and the Bank Purchaser and KKR PEI Solar Holdings II, Ltd., a Cayman Islands limited company, and the Bank Purchaser in connection with the transactions contemplated hereby in the form provided by Sponsor to the Company concurrently with the execution of this Agreement (without giving effect to any subsequent amendment thereof unless consented to by the Company).

     “Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

     “Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Third Party” has the meaning set forth in Section 5.6(b)(i) hereof.

     “Transaction Agreements” shall mean this Agreement, the Rights Agreement, the Indentures and the Notes.

“Transfer” has the meaning set forth in Section 7.1(a) hereof.

“Transfer Instruction” has the meaning set forth in Section 7.1(e) hereof.

“Trustee” shall mean U.S. Bank National Association.

     “Voting Stock” means securities of any class or kind ordinarily having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

2. Authorization, Purchase and Sale of Notes

.

2.1 Authorization, Purchase and Sale

     . The Company has authorized (i) the initial sale and issuance to the Purchasers of the Notes and (ii) the issuance of up to 121,343,740 shares of Common Stock to be issued upon the conversion of the Notes. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser, and each Purchaser, severally, shall purchase from the Company the aggregate principal amount of 2012 Notes and the aggregate principal amount of 2014 Notes set forth opposite the name of such Purchaser under the headings “Principal Amount of 2012 Notes to be Purchased” and “Principal Amount of 2014 Notes to be Purchased,” respectively, on Exhibit A hereto, at a purchase price equal to the principal amount of Notes purchased.

2.2 Closing

     . Subject to the satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the closing of the purchase and sale of the Notes (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA on January 26, 2007 (the “Closing Date”). At the Closing, the aggregate principal amount of the Notes shall be reflected in one or more global notes representing the Notes and held by the Depositary Trust Corporation or its nominee (or a custodian on its behalf) or if such global notes are not available as of the Closing, the Company shall deliver to each Purchaser one or more Note(s) in the aggregate principal amount as set forth opposite such Purchaser’s name on Exhibit A, in each case against payment to the Company of the purchase price therefor by wire transfer to the Company of immediately available funds to an account to be designated by the Company.

3. Representations and Warranties of the Company

     . Except as set forth in the SEC Reports, the Company hereby represents and warrants to each of the Purchasers as follows:

3.1 Organization and Power

     . The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where relevant) under the laws of its jurisdiction of organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where such failures of such Subsidiaries to be so organized or existing, or of the Company or its Subsidiaries to be in good standing or to have such power and authority or to so qualify would not reasonably be expected to have a Material Adverse Effect.

3.2	Capitalization
.
	(a)	As of the date of this Agreement, the authorized shares of capital stock of the Company consist of 7,200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). As of December 31, 2006, (i) the total number of outstanding shares of Common Stock was 3,541,409,821, the total number of shares of Common Stock issuable pursuant to outstanding options and other rights to acquire Common Stock was 519,757,507 and the total number of shares of Common Stock maintained for future issuance under the Company’s Benefit Plans (exclusive of outstanding options and other rights to acquire Common Stock) was 362,898,046 and (ii) no shares of Preferred Stock or options or rights to acquire Preferred Stock were outstanding. Since December 31, 2006 through the date hereof, (i) the Company has only issued options or other rights to acquire Common Stock in the ordinary course of business consistent with past practice or pursuant to the Call Option and (ii) the only shares of capital stock issued by the Company were pursuant to outstanding options and other rights to purchase Common Stock. All such issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. No dividends have been declared or paid with respect to the shares of Common Stock since October 1, 2006.

     (b) As of the date of this Agreement, except as set forth in Section 3.2(a), except for certain option arrangements being entered into in connection with the transactions contemplated hereby (the “Call Option”), and except for pursuant to the Company’s Benefit Plans, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exchangeable for such capital stock, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock.

     (c) Except as set forth in the Transaction Agreements and the Call Option, the Company has not granted to any Person the right to require the Company to register Common Stock on or after the date of this Agreement.

3.3 Authorization

     . The Company has all requisite corporate power to enter into the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Securities, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein has been taken. The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Common Stock upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated herein do not require any approval of the Company’s stockholders (other than such approval as has already been obtained). Assuming this Agreement constitutes the legal and binding agreement of the Purchasers, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon their respective execution by the Company and the other parties thereto and assuming that they constitute legal and binding agreements of the other parties thereto, each of the Rights Agreement and the Indentures will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4 Valid Issuance

     . The Notes being purchased by the Purchasers hereunder will, upon issuance pursuant to the terms hereof and the terms of the Indentures and upon payment therefor, be valid and legally binding obligations of the Company, enforceable in accordance with their terms and the terms of the Indentures, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). At or prior to the Closing, the Company will have available for issuance the Common Stock issuable upon conversion of the Notes. The Common Stock to be issued upon conversion of the Notes has been duly authorized, and upon conversion of the Notes all such Common Stock will be validly issued, fully paid and nonassessable. Subject to the accuracy of the representations made by the Purchasers in Section 4 hereof, the Notes will be issued to the Purchasers in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States. The Company is a Well-Known Seasoned Issuer (as defined in the

Rights Agreement) and is eligible to file as of the date hereof a registration statement on Form S-3 under the Securities Act.

3.5 No Conflict

     . The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Common Stock upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a benefit under any agreement or instrument, credit facility, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its Subsidiaries or their respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.6 Consents

     . All consents, approvals, orders and authorizations required on the part of the Company or its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the Notes and the issuance of the Common Stock upon conversion of the Notes in accordance with their terms have been obtained or made, other than (i) the expiration or termination of any applicable waiting periods under the HSR Act or any foreign antitrust requirements in connection with the issuance of Common Stock upon conversion of the Notes and (ii) such consents, approvals, orders and authorizations the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.

3.7	SEC Reports; Financial Statements.

(a) The Company has filed all required registration statements,

prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2005. The information contained or incorporated by reference in the SEC Reports was true and correct in all material respects as of the respective dates of the filing thereof with the SEC (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing); and, as of such respective dates, the SEC Reports did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

     (b) The financial statements of the Company included in the SEC Reports (collectively, the “Financial Statements”) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

     (c) Except as disclosed in the SEC Reports, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business since October 1, 2006, and (ii) liabilities that would not reasonably be expected to have a Material Adverse Effect.

3.8 Absence of Certain Changes

     . Since June 30, 2006, there have not been any changes, circumstances, conditions or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

3.9 Absence of Litigation

     . There is no action, suit, proceeding, arbitration, claim, investigation or inquiry pending or, to the Company’s knowledge, threatened by or before any governmental body against the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or government agency or instrumentality and binding upon the Company or its Subsidiaries that would reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, the Company is not currently subject to any investigation by any governmental body with respect to any allegation of “backdating” options granted to any employees or directors that would reasonably be expected to have a Material Adverse Effect.

3.10 Compliance with Law

. Neither the Company nor its Subsidiaries is in violation of, and the Company and its

Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any governmental body, court or government agency or instrumentality, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.11 Intellectual Property

. Except as would not reasonably be expected to have a Material Adverse Effect: (a) the

Company and each of its Subsidiaries owns, or possesses sufficient rights to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) to the Company’s knowledge, the use by the Company and its Subsidiaries of any Intellectual Property used in the conduct of the Company’s and its Subsidiaries’ business as currently conducted does not infringe on or otherwise violate the rights of any Person; (c) the use of any licensed Intellectual Property by the Company or its Subsidiaries is in accordance with applicable licenses pursuant to which the Company or such Subsidiary acquired the right to use such Intellectual Property and (d) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or exclusively licensed to the Company or its Subsidiaries.

3.12 Employee Benefits

. Except as would not be reasonably likely to result in a Material Adverse Effect, each

Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. As of the date hereof, there is no material labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

3.13 Taxes

     . The Company and each of its Subsidiaries have filed all Tax Returns required to have been filed (or extensions have been duly obtained) and have paid all Taxes (as defined below) required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.14 Nasdaq Stock Market

     . Shares of the Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Stock Market, and the Company has no action pending to terminate the registration of the Common Stock under the Exchange Act or delist the Common Stock from Nasdaq Stock Market, nor has the Company received any notification that the SEC or the Nasdaq Stock Market is currently contemplating terminating such registration or listing.

3.15 Company Not an “Investment Company.”

     The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended. The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.16 General Solicitation; No Integration

     . Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Notes. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Notes sold pursuant to this Agreement.

4. Representations and Warranties of Each Purchaser

     . Each Purchaser, severally for itself and not jointly with the other Purchasers, represents and warrants to the Company as follows (provided, that the representations and warranties in Section 4.6 hereof are also made by KKR PEI with regard to each Sponsor Purchaser):

4.1 Organization

     . Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2 Authorization

     . Such Purchaser has all requisite corporate or similar power to enter into this Agreement and the other Transaction Agreements to which it will be a party and to carry out and perform its obligations hereunder and thereunder. All corporate, member or partnership action on the part of such Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the other transactions contemplated herein has been taken. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon their respective execution by such Purchaser and the other parties thereto and assuming that they constitute legal and binding agreements of the Company, each of the other Transaction Agreements to which such Purchaser will be a party will constitute a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflict

. The execution, delivery and performance of the Transaction Agreements by such

Purchaser, the issuance of the Common Stock upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated hereby will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser or (ii) any agreement or instrument, credit facility, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of such Purchaser to perform its obligations under the Transaction Agreements (a “Purchaser Adverse Effect”).

4.4 Consents

     . All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the Notes, the issuance of the Common Stock upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated herein have been obtained or made, other than (i) the expiration or termination of the applicable waiting period under the HSR Act or any foreign antitrust requirements in connection with the issuance of Common Stock upon conversion of the Notes and (ii) such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Purchaser Adverse Effect.

4.5 Absence of Litigation

     . There is no action, suit, proceeding, arbitration, claim, investigation or inquiry pending or, to such Purchaser’s knowledge, threatened by or before any governmental body against such Purchaser which, individually or in the aggregate, would reasonably be expected to have a Purchaser Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or government agency or instrumentality and binding upon such Purchaser that would reasonably be expected to have a Purchaser Adverse Effect.

4.6 Purchasers’ Financing

     . At the Closing, such Purchaser will have all funds necessary to pay to the Company the purchase price for the Notes being purchased by such Purchaser hereby in immediately available funds.

4.7 Brokers

     . Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 9.7 hereof).

4.8 Purchase Entirely for Own Account

     . Such Purchaser is acquiring the Securities for its own account, except as contemplated by the Swap Agreements and the Security Agreements, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act. Except as contemplated by the Swap Agreements and the Security Agreements, such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities.

4.9 Investor Status

. Such Purchaser certifies and represents to the Company that such Purchaser is an

“accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Notes for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment (except in the case of Bank Purchaser who is purchasing the Notes to be purchased by it hereunder for the account of and at the request of the Sponsor Purchasers and for the purpose of entering into the transactions contemplated by the Swap Agreements and the Security Agreements) and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.

4.10 Securities Not Registered

. Such Purchaser understands that the Securities have not been registered under the

Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

5. Covenants

.

5.1 HSR Approval

. The Company and the Sponsor Purchasers acknowledge that one or more filings under the

HSR Act may be necessary in connection with the issuance of shares of Common Stock upon conversion of the Notes. The Sponsor Purchasers shall be solely responsible for determining whether any filings under the HSR Act or any foreign antitrust requirements may be necessary in connection with any conversion of Notes held by them and will promptly notify the Company if any such filing is required. To the extent required, the Company will cooperate with the Sponsor Purchasers in making any required filings under the HSR Act or any foreign antitrust requirements in connection with the issuance of shares of Common Stock upon conversion of Notes held by Sponsor Purchasers and the Company and the applicable Sponsor Purchaser(s) shall share equally in the payment of the filing fees associated with any such filings. For the avoidance of doubt, any delivery of shares of Common Stock upon conversion of the Notes shall be subject to the terms and conditions of the Indentures, including all such terms relating to compliance with the HSR Act or any foreign antitrust requirements.

5.2 Shares Issuable Upon Conversion

     . The Company will at all times have and keep available for issuance such number of shares of Common Stock as shall be sufficient to permit the conversion of the Notes into Common Stock as provided for in the Notes and Indentures, including as may be adjusted for share splits, combinations or other similar transactions. The Company will cause any Common Stock issued upon conversion of the Notes to be listed with The Nasdaq Stock Market or such other stock exchange or quotation system on which the Common Stock may then be listed by the Company.

5.3 PORTAL and CUSIPs

. The Company will use its reasonable best efforts to (a) permit the Notes to be designated

PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to the PORTAL Market as of the Closing or as promptly as practicable thereafter and (b) obtain all necessary Committee on Uniform Securities Identification Procedures numbers (CUSIP numbers) for the Notes required for creating a market in Notes traded pursuant to Rule 144A under the Securities Act or which are not “restricted securities” for purposes of Rule 144 under the Securities Act. Each Purchaser will provide all reasonable assistance and cooperation as may be requested by the Company to effectuate the intent and purposes of this Section 5.3. The Company will use its reasonable best efforts to cause all Notes Beneficially Owned by the Purchasers to be issued (at the Closing and, failing that, as promptly as practicable thereafter) as an interest in the IAI Global Note (as defined in the applicable Indenture). Any interest in the IAI Global Note (as defined in the applicable Indenture) will be held through a brokerage account established and maintained with the Bank Purchaser; provided, however, that three months following the later of the Designee Termination Date or such time as Sponsor ceases to have an Affiliate or designee on the Board of Directors, the requirement set forth in this sentence shall terminate and, to the extent permitted by the Depositary Trust Corporation and the registrar for the Notes, such ownership interest may be transferred into the Restricted Global Note (as defined in the applicable Indenture).

5.4 Further Assurances

     . Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.

5.5 Board Designee

.

     (a) Sponsor shall have the right to nominate pursuant to the terms and subject to the conditions of this Section 5.5 one nominee to the Company’s Board of Directors (the “Board Designee”). At the meeting of the Board of Directors scheduled for January 31, 2007, or within two months thereafter, the Company shall appoint the Board Designee to the Board of Directors and shall, if necessary, expand its Board of Directors by one member to create a vacancy for such purpose; provided, however, that no such appointment shall be required unless such nominee shall (i) be qualified and suitable to serve as a member of the Board of Directors under all applicable corporate governance policies or guidelines of the Company and the Board of Directors and applicable legal, regulatory and stock market requirements, (ii) meet the independence requirements with respect to the Company of Section 4200(a)(15) of the Rules of the Nasdaq Stock Market or any successor thereto, and (iii) be acceptable to the Board of Directors (including the Corporate Governance and Nominating Committee of the Board of Directors) in its good faith discretion. As of the date hereof, the Sponsor has designated Michael Marks as a nominee for Board Designee. The Sponsor will take all necessary action to cause any nominee for Board Designee to make himself or herself reasonably available for interviews, to consent to such reference and background checks or other investigations and to provide such information (including information necessary to determine the nominee’s independence status under various requirements and institutional investor guidelines as well as information necessary to determine any disclosure obligations of the Company) as the Board of Directors or its Corporate Governance and Nominating Committee may reasonably request. Provided that the Board Designee then meets the requirements set forth in the second sentence of this Section 5.5(a) and the Sponsor Purchasers, collectively, then Own at least $350 million principal amount of the Notes, the Company shall nominate the Board Designee for re-election as a director at the end of each term of such Board Designee as part of the slate proposed by the Company that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of the Board of Directors. In the event that the Board Designee ceases to be a member of the Board of Directors, so long as the Sponsor Purchasers, collectively, Own at least $350 million principal amount of the Notes, Sponsor may select another person as a nominee for Board Designee to fill the vacancy created thereby and, if the Board of Directors determines that such nominee meets the criteria set forth in the second sentence of this Section 5.5(a), such nominee shall become the Board Designee and shall be appointed to fill such vacancy. It shall be a condition to the appointment or nomination for election or re-election of any Board Designee that such Board Designee tender a conditional resignation letter prior to his or her appointment or nomination for election or re-election to the Board of Directors providing such Board Designee’s irrevocable offer of resignation from the Board of Directors effective upon the Designee Termination Date or upon such other circumstances as may be provided for under the corporate governance policies or guidelines of the Company or the Board of Directors; provided, that the Board Designee shall not be required to submit his or her conditional resignation from the Board of Directors under circumstances provided for under any such guideline added after the date hereof which would in its practical application discriminatorily affect only the Sponsor Purchasers and their Affiliates and which is not reasonably supported by a rational legal or business purpose unrelated to the Sponsor Purchasers’ investment in the Securities (except as may be required by legal or regulatory requirements) other than discriminatory treatment of the Sponsor Purchasers and their Affiliates.

     (b) The Board Designee shall be subject to the policies and requirements of the Company and its Board of Directors, including the Corporate Governance Guidelines of the Board of Directors and the Company’s Standards of Business Conduct, in a manner consistent with the application of such policies and requirements to other members of the Board of Directors. The Company shall indemnify the Board Designee and provide the Board Designee with director and officer insurance to the same extent it indemnifies and provides insurance for the members of the Board of Directors pursuant to its organizational documents, applicable law or otherwise.

     (c) All obligations of the Company pursuant to this Section 5.5 shall terminate upon the first to occur of: (i) such time as the Sponsor Purchasers, collectively, do not Own at least $350 million principal amount of the Notes, (ii) the Company sells all or substantially all of its assets, (iii) any Person or “group” (as such term is used in Section 13 of the Exchange Act), directly or indirectly, obtains Beneficial Ownership of 50% or more of the total outstanding voting power of the Voting Stock, (iv) the Company participates in any merger, consolidation or similar transaction unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company’s voting stock immediately prior to the transaction) more than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction, (v) the Sponsor irrevocably waives and terminates all of its rights under this Section 5.5, (vi) the Board Designee is removed from the Board of Directors for cause by the stockholders of the Company or (vii) the Company delivers written notice that Sponsor or any Sponsor Purchaser has breached the terms of this Agreement in any material respect and the Sponsor Purchaser does not cure any such breach within 10 days of such notice, provided that no cure period shall apply if such breach is of a nature which cannot be cured. The date of termination pursuant to this clause (c) of the obligations of the Company pursuant to this Section 5.5 is sometimes referred to herein as the “Designee Termination Date”).

5.6	Standstill
.
	(a)	Sponsor agrees that, until the Standstill Termination Date, without the prior consent of the Board of Directors (excluding any Board Designee), Sponsor shall not and Sponsor shall cause each of its Affiliates not to, directly or indirectly:

     (i) acquire or Beneficially Own Voting Stock or authorize or make any offer to acquire Voting Stock, if the effect of such acquisition or offer (if consummated) would be to increase the percentage of the Voting Stock represented by all shares of Voting Stock Beneficially Owned by Sponsor and its Affiliates to more than 5% of the Voting Stock outstanding (not including any Common Stock received by a Purchaser upon conversion of any Note);

     (ii) authorize, commence, encourage, support or endorse any tender offer or exchange offer for shares of Voting Stock;

     (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person with respect to the voting of any Voting Stock;

     (iv) publicly announce or submit to the Company a proposal or offer concerning (with or without conditions) any extraordinary transaction involving the Company or any successor thereto, any Subsidiary or division thereof, or any of their securities or assets;

     (v) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, for the purpose of acquiring, holding, voting or disposing of any securities of the Company;

     (vi) take any action that could reasonably be expected to require the Company or any successor thereto to make a public announcement regarding the possibility of any of the events described in clauses (i) through (v) above;

	(vii)	enter into any arrangements with any third party concerning
any of the foregoing; or

	(viii)	request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.6.

     (b) The restrictions set forth in Section 5.6(a) will not apply if any of the following occurs (provided, that if any event described in this Section 5.6(b) occurs and, during the twelve month period following such event, none of the transactions described in clauses (ii), (iii) or (iv) of the definition of Designee Termination Date has occurred, then the restrictions set forth in Section 5.6(a) will thereafter resume and continue to apply if a Board Designee is then serving as a member of the Board of Directors, provided, further, at the time of any such resumption of the restrictions set forth in Section 5.6(a), if the number of shares of Voting Stock then owned by Sponsor and its Affiliates then exceeds 5% of the Voting Stock outstanding (not including any Common Stock received by a Purchaser upon conversion of any Notes), neither Sponsor nor any of its Affiliates shall be required to dispose of any shares of Voting Stock Beneficially Owned by them but, in such event, neither Sponsor nor any of its Affiliates may then acquire Beneficial Ownership of additional Voting Stock (other than Common Stock received by a Purchaser upon conversion of any Notes) unless the Beneficial Ownership percentage of Sponsor and its Affiliates would, following such acquisition, be an amount below 5% of the Voting Stock then outstanding (not including any Common Stock received by a Purchaser upon conversion of any Notes)):

     (i) a third party who is not an Affiliate of Sponsor (a “Third Party”) commences (within the meaning of Rule 14d-2 under the Exchange Act) a bona fide tender or exchange offer for more than 50% of the outstanding Voting Stock and the Board of Directors does not recommend against the tender or exchange offer within ten (10) business days after the commencement thereof or such longer period as shall then be permitted under SEC rules; or

	(ii)	a Third Party acquires beneficial ownership of 50% of the
outstanding Voting Stock;

	(iii)	the Company enters into an agreement pursuant to which a

Third Party would acquire all or substantially all of the stock or assets of the Company or the Company would be merged or consolidated with another Person, unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction would continue to hold (in substantially the same proportion as their ownership of the Company’s voting stock immediately prior to the transaction) more than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof; or

     (iv) the Company publicly announces that it is exploring strategic alternatives, or makes any similar public announcement indicating that it is actively seeking a “sale” of the Company and, in any such event, such announcement is made with the approval of the Board of Directors.

     (c) Nothing in clause (ii) or clause (v) of Section 5.6(a) shall be construed to prohibit the Board Designee from confidentially, in good faith and in the performance of his or her duties as a member of the Board of Directors, discussing a proposal made by the Company or a Third Party concerning any extraordinary transaction involving the Company or any successor thereto, any Subsidiary or division thereof, or any of their securities or assets, with the Board of Directors and representatives of the Company and its advisors who are involved in the evaluation or execution of any such proposal on behalf of the Company.

     (d) Upon an increase in the Beneficial Ownership percentage of Sponsor and its Affiliates to an amount in excess of 5% of the Voting Stock outstanding (not including any Common Stock received by a Purchaser upon conversion of any Notes) resulting solely from a repurchase or redemption of Voting Stock by the Company or any similar transaction that reduces the number of outstanding shares of Voting Stock of the Company, neither Sponsor nor any of its Affiliates shall be required to dispose of any Securities Beneficially Owned by them; provided, however, that in such event, neither Sponsor nor any of their Affiliates may acquire Beneficial Ownership of additional Voting Stock (other than Common Stock received by a Purchaser upon conversion of any Notes) unless the Beneficial Ownership percentage of Sponsor and its Affiliates would, following such acquisition, be an amount below 5% of the Voting Stock then outstanding (not including any Common Stock received by a Purchaser upon conversion of any Notes).

     (e) Sponsor and each Sponsor Purchaser agree that, until the Standstill Termination Date, they shall promptly notify the Company of any new acquisition or disposition, or entry into any agreement or arrangement which could reasonably result in any new acquisition or disposition, of Beneficial Ownership of Voting Stock or Securities by Sponsor or any of its Affiliates, including the material details thereof.

     (f) Notwithstanding anything to the contrary provided elsewhere herein, Affiliates of the Sponsor not engaged in the private equity business (“Non-Investor Affiliates”) shall not be considered “Affiliates” for purposes of this Section 5.6 if any actions taken by them are not taken under the direction of Sponsor or any of its Affiliates (other than Non-Investor Affiliates) or any officer or general partner of Sponsor or any of its Affiliates (other than Non-Investor Affiliates) and if Confidential Information is not made available to such Non-Investor Affiliates or their Representatives.

6. Conditions Precedent

.

6.1 Conditions to the Obligation of the Purchasers to Consummate the Closing

     . The several obligations of each Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Notes being purchased by it at the Closing pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent (provided that if the Sponsor Purchasers do not consummate the transactions contemplated by the Swap Agreements as of the Closing, they shall be deemed to have assumed all of the obligations of the Bank Purchaser hereunder and the Bank Purchaser shall be deemed to have assigned all of its rights hereunder to the Sponsor Purchasers and shall be released from all obligations hereunder without payment of penalty to the Company):

     (a) The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by each Purchaser that for purposes of this Section 6.1(a), in the case of any representation and warranty of the Company contained herein (i) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects or (ii) which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date).

     (b) The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.

     (c) Each Purchaser shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in the foregoing Sections 6.1(a) and (b) have been fulfilled.

     (d) The purchase of and payment for the Notes by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

	(e)	The Company and the Trustee shall have executed and delivered the
Indentures.

	(f)	The Company shall have executed and delivered the Registration

Rights Agreement in the form attached hereto as Exhibit C (the “Rights Agreement”).

     (g) The Purchasers shall have received from counsel to the Company, an opinion substantially in the form attached hereto as Exhibit D.

6.2 Conditions to the Obligation of the Company to Consummate the Closing

. The obligation of the Company to consummate the transactions to be consummated at the

Closing, and to issue and sell to each Purchaser the Notes to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:

     (a) The representations and warranties contained herein of each Purchaser shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of a Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects).

     (b) Each Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to the Closing Date.

     (c) The Company shall have received a certificate, dated the Closing Date, on behalf of each Purchaser, signed by an officer thereof, certifying on behalf of each Purchaser that the conditions specified in the foregoing Sections 6.2(a) and (b) have been fulfilled.

     (d) The purchase of and payment for the Notes by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(e)	The Trustee shall have executed and delivered the Indentures.

(f)	Each Purchaser shall have executed and delivered the Rights

Agreement.

7. Transfer of the Securities

.

7.1 Transfer Restrictions

.

     (a) No Sponsor Purchaser shall sell, assign, pledge, loan, hedge, transfer or otherwise dispose or encumber (collectively, “Transfer”) any of the Securities during the period commencing on the Closing Date and ending three months following the Closing Date (such three month period, the “Restricted Period”), except for Transfers to an Affiliated Entity, in each case that delivers a written instrument to the Company in form and substance reasonably satisfactory to the Company confirming that the transferee is subject to the obligations of this Agreement (including the obligations contained in this Section 7) and is a Sponsor Purchaser hereunder (it being acknowledged and understood that no such Transfer by a Sponsor Purchaser shall relieve such Sponsor Purchaser from its obligations or liabilities pursuant to this Agreement) (a “Permitted Transfer”) and except for the pledge of the Notes pursuant to the Security Agreements.

     (b) Following the Restricted Period, no Sponsor Purchaser may Transfer any of the Securities except (1) pursuant to and in compliance with a Sponsor Supported Distribution (as defined in the Rights Agreement), (2) at a time when trades in the Company’s securities are permitted pursuant to Section 7.1(c) below and in any event only pursuant to (i) a Transfer to the Company, (ii) a Permitted Transfer, (iii) a Transfer to a transferee that is not Sponsor or an Affiliate of Sponsor, pursuant to an effective registration statement under the Securities Act, (iv) solely if no registration statement under the Securities Act is available for such sale, a Transfer to a “qualified institutional buyer” that is not Sponsor or an Affiliate of Sponsor pursuant to Rule 144A under the Securities Act or (v) a Transfer to a transferee that is not Sponsor or an Affiliate of Sponsor pursuant to Rule 144 under the Securities Act or pursuant to Regulation S under the Securities Act and (in the case of (v) only), if requested by the Company, upon delivery by such Sponsor Purchaser of an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws. The Company shall not register any Transfer of the Securities in violation of this Section 7.1. The Company may, and may instruct any transfer agent for the Company to, place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 7.1.

     (c) Sponsor and each Sponsor Purchaser agree that, until the Policy Termination Date and except as otherwise permitted pursuant to a Sponsor Supported Distribution (as defined in the Rights Agreement) pursuant to the Rights Agreement, Sponsor and any Affiliate of Sponsor will be subject to all trading and hedging restrictions to which any Board Designee is or would be subject, including the requirements of Section 16(c) of the Exchange Act and the Company’s Market Communications and Stock Trading Policy; provided, that Sponsor and its Affiliates shall not be required to comply with any restriction on trading of securities of the Company which is added to any policy of the Company by amendment or adoption after the date hereof which would in its practical application discriminatorily affect only Sponsor and its Affiliates and which is not reasonably supported by a rational legal or business purpose unrelated to the Sponsor Purchasers’ investment in the Securities (except as may be required by legal or regulatory requirements) other than discriminatory treatment of Sponsor and its Affiliates. Sponsor shall cause each of its Affiliates to comply with the restrictions set forth in this Section 7.1(c) and shall be responsible for any action or inaction by any of its Affiliates that is contrary to the terms of this Section 7.1(c). Sponsor agrees that it and its Affiliates shall obtain pre-approval of Transfers to the extent required under such policies. The Company will use commercially reasonable efforts to respond as promptly as reasonably practicable to any request for pre-approval of Transfers by Sponsor and its Affiliates. Notwithstanding anything to the contrary provided herein, Non-Investor Affiliates shall not be considered “Affiliates” for purposes of this Section 7.1(c) if any actions taken by them that would otherwise be prohibited by this Section 7.1(c) are not taken under the direction of Sponsor or any Affiliate (other than Non-Investor Affiliates) of Sponsor or any officer or general partner of Sponsor or any Affiliate (other than Non-Investor Affiliates) of Sponsor and if Confidential Information is not made available to such Non-Investor Affiliates or their Representatives.

     (d) The restrictions set forth in this Section 7.1 shall be in addition to the applicable transfer restrictions or other requirements set forth in the Indentures and the Purchasers acknowledge and agree to be bound thereby.

     (e) No Bank Purchaser shall Transfer any of the Securities except pursuant to a written instruction by the Sponsor Purchasers (which shall include settlement elections under the Swap Agreements (including in connection with a Swap Default where no such election is made)) (a “Transfer Instruction”) or pursuant to a Bank Purchaser Transfer Event. The Sponsor shall not issue or deliver a Transfer Instruction to a Bank Purchaser with respect to any Transfer that would, as to timing, manner of sale or otherwise, not be permitted to be made by a Sponsor Purchaser at such time pursuant to this Section 7.1 and will promptly notify the Company of any delivery of a Transfer Instruction to a Bank Purchaser and the terms thereof; provided that nothing in this Section 7.1 shall be deemed to prohibit or restrict the delivery of Notes by the Bank Purchaser to an Affiliated Entity at any time in accordance with Section 7.1(a) hereof and the terms of the Swap Agreements.

     (f) The Bank Purchaser shall not knowingly permit any Transfer of ownership of interests in any Securities held in or through a brokerage account with the Bank Purchaser in violation of the restrictions set forth in this Section 7.1 or the Indentures; provided, however, that the Bank Purchaser may rely on written assurances from the Sponsor Purchasers that any such Transfer is in compliance with this Section 7.1 and the Indentures. Each of the Purchasers acknowledges and agrees that the Bank Purchaser shall promptly provide to the Company all information known to it concerning the ownership of interests in the IAI Global Note (as defined in the Indenture) held in or through any such account by the Sponsor Purchasers (or held by the Bank Purchaser pursuant to the terms of any of the Swap Agreements or the Security Agreements) as the Company may reasonably request and shall promptly provide all material information known to it concerning any transfers thereof promptly following the occurrence of any such transfer (including providing copies of any written assurances referred to in the first sentence of this Section 7.1(f)). Each of the Purchasers agrees that it will provide the Company with all information known to it concerning Beneficial Ownership in Securities of such Purchaser for its account as the Company may reasonably request and will provide the Company with all material information known to it concerning any Transfers thereof promptly following the occurrence of any such Transfer.

8. Termination

.

8.1 Conditions of Termination

     . Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Company and the Sponsor Purchasers, or (b) by either party hereto if the Closing shall not have occurred on or prior to 1:00

p.	m., California time, on the seventh day following the date hereof. 8.2 Effect of Termination

     . In the event of any termination pursuant to Section 8.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Purchasers, or their directors, officers, agents or stockholders, with respect to this Agreement, except for liability for any willful breach of this Agreement.

9. Miscellaneous Provisions

.

9.1 Public Statements or Releases

     . Neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 9.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or under the rules of any national securities exchange.

9.2 Interpretation

     . The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein.

References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

9.3 Notices

     . Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, if telefaxed when verbal or email confirmation from the recipient is received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and, if to the Company, addressed as follows:

Sun Microsystems, Inc. 4150 Network Circle Santa Clara, CA 95054 Attention: Michael Lehman Facsimile: (650) 786-8608

with copies to:

Sun Microsystems, Inc. 4150 Network Circle Santa Clara, CA 95054 Attention: Michael Dillon Facsimile: (650) 786-2368

and

Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 Attention: John A. Fore, Esq. Facsimile: 415-493-6811

if to any Purchaser, addressed as set forth in Exhibit A for such Purchaser with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Ave. New York, NY 10017 Attention: William R. Dougherty, Esq. Facsimile: (212) 455-2502

if to Sponsor, addressed as follows:

Kohlberg Kravis Roberts & Co., L.P. 9 West 57th Street New York, NY 10019

Attention: Christopher Lee Facsimile: (212) 750-0003

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Ave. New York, NY 10017 Attention: William R. Dougherty, Esq. Facsimile: (212) 455-2502

     Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

9.4 Severability

     . If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

9.5 Governing Law.

     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     (b) The Company and each of the Purchasers hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of the Chancery Court of the State of Delaware, and appellate courts thereof;

     (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

     (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 9.3 or at such other address of which the other party shall have been notified pursuant thereto;

     (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

     (v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

     (vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and

     (vii) irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

9.6 Waiver

     . No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

9.7 Expenses; Transaction Fee

     . The Company shall pay the reasonable and documented out-of-pocket fees and expenses incurred by the Purchasers in connection with the proposed investment by Sponsor and its Affiliates in the Company. On the Closing Date, the Company shall pay such fees and expenses upon receipt from Sponsor of written notice detailing such fees and expenses, together with appropriate supporting documentation evidencing the calculation of the amount of such fees and expenses. In addition, on the Closing Date, the Company shall pay an Affiliate of Sponsor designated by Sponsor a transaction fee equal to one percent (1%) of the principal amount of the Notes sold at the Closing. For the avoidance of doubt, such payments do not reflect compensation for any accounting, consulting, legal, investment banking, advisory or other services rendered by Sponsor.

9.8 Assignment

     . Except for the assumption of obligations of a transferee pursuant to a Permitted Transfer, none of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the (x) Company and (y) Sponsor. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement.

9.9 Confidential Information

     . The Purchasers acknowledge that from time to time, Purchasers may be given access to non-public, proprietary information with respect to the Company (“Confidential Information”). For purposes hereof, for any Purchaser, Confidential Information does not include, however, (i) information which is or becomes generally available to the public in accordance with law other than as a result of a disclosure by the Purchaser or its directors, managing members, officers, employees, agents, legal counsel, financial advisors, accounting representatives or potential funding sources

(“Representatives”) or its Affiliates, subsidiaries or franchisees in violation of this Section 9.9 or any other confidentiality agreement to which the Company is a party or beneficiary, (ii) is, or becomes, available to the Purchasers on a non-confidential basis from a source other than the Company or any of its Affiliates or any of its Representatives, provided, that such source was not known to you (after reasonable investigation) to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, us or any of our subsidiaries or any of our representatives, (iii) is already in the Purchasers’ possession (other than information furnished by or on behalf of the Company or directors, officers, employees, representatives and/or agents of the Company), or (iv) is independently developed by the Purchasers without violating any of the confidentiality terms herein. Each Purchaser agrees (i) except as required by law or legal process, to keep all Confidential Information confidential and not to disclose or reveal any such Confidential Information to any person other than those of its Representatives who need to know the Confidential Information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Purchaser in the Notes (or the Common Stock into which the Notes are convertible) and to cause those Representatives to observe the terms of this Section 9.9 and (ii) not to use Confidential Information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by the Purchaser in the Notes (or the Common Stock into which the Notes are convertible).

9.10 Third Parties

     . This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

9.11 Counterparts

     . This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.12 Entire Agreement; Amendments

. This Agreement, the Rights Agreement, the Confidential Disclosure Agreement dated

October 2, 2006, and that certain letter agreement of even date herewith between the Company and Sponsor concerning reimbursement of expenses constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Sponsor or holders of 50% or more of the principal amount of the Notes issued pursuant to this Agreement (and/or the equivalent shares of Common Stock to the extent some or all of the Notes have been converted to Common Stock, with shares of Common Stock being attributed a principal amount for such purpose equal to the principal amount of the Notes converted in the issuance of such Common Stock); provided, that, notwithstanding the foregoing, this Agreement may be amended from time to time without the consent of any other party to include a transferee in a Permitted Transfer as a party and a signatory hereto pursuant to Article 7 of this Agreement.

9.13 Survival

     . The representations and warranties contained in this Agreement shall terminate upon the first to occur of the Closing or the termination of this Agreement pursuant to Section 8.1 hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY: SUN MICROSYSTEMS, INC. By: Name: Title:

[Signature Page to Note Purchase Agreement]

SPONSOR:

KOHLBERG KRAVIS ROBERTS & CO., L.P. By: Name: Title:

PURCHASERS:

KKR PEI SOLAR HOLDINGS I, LTD. By: Name: Title:

KKR PEI SOLAR HOLDINGS II, LTD. By: Name: Title:

CITIBANK, N.A. By: Name: Title:

[Signature Page to Note Purchase Agreement]

KKR PEI INVESTMENTS, L.P. By: Name: Title:

[Signature Page to Note Purchase Agreement]

EXHIBIT A

PURCHASERS

Purchaser Name and Address		Principal Amount of 2012	Principal Amount of
		Notes to be Purchased	2014 Notes to be
Purchased

KKR PEI Solar Holdings I, Ltd.		$175,000,000	-
c/o KKR PEI Investments, L.P.
c/o Kohlberg Kravis Roberts & Co., L.P.
9 West 57 th Street
New York, NY 10019
Fax:	(212) 750-0003
Attn:	Christopher Lee

KKR PEI Solar Holdings II, Ltd.		-	$175,000,000
c/o KKR PEI Investments, L.P.
c/o Kohlberg Kravis Roberts & Co., L.P.
9 West 57 th Street
New York, NY 10019
Fax:	(212) 750-0003
Attn:	Christopher Lee

Citibank, N.A.		$175,000,000	$175,000,000
333 West 34 th Street, 2 nd Floor
New York, NY 10001
Fax:	(212) 615-8985
Attn:	Confirmations Unit

	TOTAL	$ 350,000,000.00	$ 350,000,000.00